EXHIBIT 2.1

EXECUTION VERSION

SHARE EXCHANGE AGREEMENT

BY AND AMONG

VEMANTI GROUP, INC.,

MR. TAN TRAN,

VINHMS PTE. LTD.,

AND

THE SHAREHOLDERS OF VINHMS PTE. LTD.

Dated as of April 1, 2024

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9.6	Amendment	37
9.7	Waiver	37
9.8	Third Parties	37
9.9	Specific Performance	37
9.10	Governing Law; Jurisdiction	38
9.11	Waiver of Jury Trial	38
9.12	Counterparts	38

Schedules

Schedule A-1 – List of Shareholders and Number of Series B Preferred Stock and the Series A Preferred Stock to be Received.

Schedule 1.1(a) – Licensed Intellectual Property

Schedule 1.1(b) – Owned Intellectual Property

Schedule 1.1(c) – Key Personnel

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SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (this “Agreement”) is made and entered into as of April 1, 2024, by and among Vemanti Group, Inc., a Nevada corporation (the “Company”),  Mr. Tan Tran, the sole holder of the Company’s Series A Preferred Stock (as defined herein) (the “Company Preferred Shareholder”), VinHMS Pte. Ltd., a Singapore private company limited by shares (the “Seller”), and the shareholders of the Seller listed on Schedule A-1 attached hereto (collectively, the “Shareholders”). The Company, the Company Shareholder, the Seller and the Shareholders are collectively referred to herein as the “Parties” and individually as a “Party.”

WHEREAS, the Company is a publicly reporting company organized under the laws of the State of Nevada;

WHEREAS, the Shareholders collectively own One Hundred Percent (100%) of the issued and outstanding equity securities of the Seller consisting of ordinary shares (the “Seller Securities”);

WHEREAS, the Company Preferred Shareholder owns One Hundred Percent (100%) of the shares of Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”);

WHEREAS, subject to the terms and conditions of this Agreement, the Company Preferred Shareholder and the Company desire to effect a transaction whereby the Company Preferred Shareholder contributes all of the shares of Series A Preferred Stock owned by him, and all of his rights with respect to such Series A Preferred Stock, to the Company for in exchange for that number of Series B Preferred Stock set forth in Section 2.1(c);

WHEREAS, subject to the terms and conditions of this Agreement, the Parties desire to effect a transaction whereby the Shareholders transfer, assign and deliver all of the Seller Securities owned by them, and all of their rights with respect to such Seller Securities, to the Company in exchange for (i) that number of Series B Preferred Stock set forth in Section 2.1(b) with the result of the Seller becoming a wholly-owned subsidiary of the Company and (ii) all of the shares of Series A Preferred Stock contributed by the Company Preferred Shareholder to the Company;

WHEREAS, the board of directors of the Company and the board of directors of the Seller, respectively, have approved this Agreement and each of them has determined that this Agreement, the Exchange and the other transactions contemplated hereby are advisable and in the respective best interests of each of the Company and the Seller and their respective shareholders;

WHEREAS, contemporaneously with the execution of, and as a condition and an inducement to the Parties to enter into this Agreement, the Company is entering into and delivering new employment agreements with the Key Personnel (the “Employment Agreements”), pursuant to which, among other things, the Company shall retain the services of the Key Personnel after the Closing (as defined herein); and

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WHEREAS, contemporaneously with the execution of, and as a condition and an inducement to the Parties to enter into this Agreement, the Company, the Shareholders and the Company Preferred Shareholders will enter into a lock-up agreement and a registration rights agreement related to the newly issued Series B Preferred Stock (the “Lock-Up Agreement” and the “Registration Rights Agreement”, respectively).

NOW, THEREFORE, in consideration of the foregoing, and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties hereby agree as follow:

ARTICLE I

DEFINITIONS

1.1 Certain Defined Terms.

For purposes of this Agreement, the following capitalized terms have the following meanings, unless otherwise specified herein:

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate,” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Base Exchange Ratio” means 26 shares of Common Stock to one (1) share of Series B Preferred Stock.

“Business Day” means any day (a) other than a Saturday or a Sunday, (b) on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or (c) in the case of determining a date when any payment is due, any day on which banks in New York, New York, the Republic of Singapore or the Socialist Republic of Vietnam are not required or authorized by Law to be closed for business.

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“Company Disclosure Letter” means the Disclosure Letter attached hereto, delivered by the Company to the Seller in connection with this Agreement.

“Common Stock” means the Company’s common stock, par value $0.0001 per share.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

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“Exchange Act” means the Exchange Act of 1934, as amended.

“Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, experts and consultants to a party) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, any other documents related to the transactions herein, any filing required by any Governmental Authority and all other matters related to the closing of the transactions contemplated by this Agreement.

“FINRA” means the Financial Industry Regulatory Authority.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, rules or regulations, or award entered by or with, or entered by, any Governmental Authority.

“IFRS” means international financial reporting standards, as adopted by the International Accounting Standards Board.

“Indebtedness” of any Person means (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (c) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP or IFRS (as applicable to such Person), (d) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (e) all obligations of such Person in respect of acceptances issued or created, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by an Encumbrance on any property of such Person and (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (h) all obligation described in clauses (a) through (g) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss; provided, however, that Indebtedness shall not include accounts payable to trade creditors that are not past due and accrued expenses arising in the ordinary course of business consistent with past practice.

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“Intellectual Property” means all intellectual property rights and related priority rights protected, created or arising under the Laws of any jurisdiction or under any international convention, including all (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any revisions, reissues, reexaminations, substitutes, supplementary protection certificates, or extensions of any of the foregoing; (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, social media accounts, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing; (c) copyrights and works of authorship and computer software, database and design rights (whether patentable or unpatentable), and rights in data collections, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing; (d) trade secrets, know-how and confidential and proprietary information, whether or not patentable, including invention disclosures, inventions, formulae, designs, discoveries, processes, research and development information, technical information, methods, techniques, procedures, specifications, operating and maintenance manuals, methods, and engineering drawings (collectively, “Trade Secrets”); (e) any other intellectual or proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any Law (including under international treaties or conventions) anywhere in the world; and (f) rights to sue and recover damages for past, present, and future infringement, misappropriation, or other violation of any of the foregoing.

“Key Personnel” means those employees designated by the Company as key personnel of the Company and whose name and title are listed on Schedule 1.1(c).

“Law” means any federal, national, foreign, supranational, state, provincial, local or administrative statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law) or a legally binding directive of, or issued by, a Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, IFRS or other applicable accounting standards), including Tax liabilities due or to become due.

“Licensed Intellectual Property” means Intellectual Property that is licensed from a third party to the Seller and identified on Schedule 1.1(a).

“Organizational Documents” means (a) with respect to any person that is a corporation, its articles or certificate of incorporation, memorandum and articles of association, as applicable, and bylaws, or comparable documents, (b) with respect to any person that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (c) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, or comparable documents, (d) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document or comparable documents, and (e) with respect to any other Person that is not an individual, its comparable organizational documents.

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“Owned Intellectual Property” means the registered or unregistered Intellectual Property identified on Schedule 1.1(b) that is owned by the Seller.

“Permitted Encumbrances” means (a) Encumbrances for water and sewer charges, Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent, or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto; (b) other Encumbrances imposed by operation of Law (including mechanics’, couriers’, workers’, repairers’, materialmen’s, warehousemen’s, landlord’s and other similar Encumbrances) arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Encumbrances incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security, (d) Encumbrances on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (e) title of a lessor under a capital or operating lease and the terms and conditions of a lease creating any leasehold interest, or (f) Encumbrances arising under this Agreement.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Personal Information” means all information in any form or media that identifies or could be used to identify an individual person (including any current, prospective, or former customer, end user or employee), in addition to any definition for “personal information” or any similar term provided by applicable Law or by the Seller in any of its privacy policies, notices or contracts (e.g., “personal data,” “personally identifiable information” or “PII”).

“Privacy Laws” means applicable Laws, and self-regulatory guidelines relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical or administrative), disposal, destruction, disclosure or transfer (including cross-border) of any Personal Information, any and all applicable Laws relating to breach notification, the use of biometric identifiers, and the use of Personal Information for marketing purposes.

“Privacy Requirements” means (i) all applicable Privacy Laws and (ii) all of the Seller’s public-facing policies and notices, and contractual obligations to which the Seller is bound as of the date hereof, relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information.

“Representatives” means a party’s officers, managers, directors, employees, accountants, consultants, legal counsel, financial advisors, agents or other representatives.

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“Seller Material Adverse Effect” means any fact, condition, occurrence, development, event, circumstance, or change in or effect on the Seller that, individually or in the aggregate with all other facts, conditions, occurrences, developments, events, circumstances, or changes in or effects on the Seller: (a) is or would reasonably be expected to be materially adverse to the business, operations, assets or Liabilities (including contingent Liabilities), employee or independent contractor relationships, customer or supplier relationships, prospects, results of operations or the condition (financial or otherwise) of the Seller, or materially diminish the value of the Seller Securities; (b) does or would reasonably be expected to materially impair or delay the ability of the Seller to perform its respective obligations under this Agreement, including but not limited to all agreements and covenants to be performed or complied by it under the Agreement, or to consummate the transactions contemplated hereby; or (c) would reasonably be expected to materially and adversely affect the ability of the Company to operate or conduct the Seller’s business in the manner in which it is currently, or contemplated to be, operated or conducted by the Seller; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a “Seller Material Adverse Effect”:  (i) events, circumstances, changes or effects that generally affect the industries in which the Seller operates the business (including legal and regulatory changes), except to the extent the Seller is disproportionately affected thereby, or (ii)  changes arising from the consummation of the transactions in accordance with the terms of this Agreement or the announcement of the execution of this Agreement; provided, further, however, and notwithstanding anything to the contrary set forth in this “Seller Material Adverse Effect” definition, any epidemic, plague, pandemic, or other outbreak of illness or public health event, including COVID-19, and any governmental orders, lock-downs, legal and regulatory changes related to such epidemic, plague, pandemic or other outbreak of illness or public health event, including COVID-19, are specifically excluded from clause (i) above and shall be considered in determining whether a “Seller Material Adverse Effect” has occurred.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Disclosure Letter” means the Disclosure Letter attached hereto, dated hereof, delivered by the Seller to the Company in connection with this Agreement.

“Series B Preferred Stock” means that series of preferred stock of the Company designated as Series B Convertible Preferred Stock.

“Singapore Companies Act” means the Singapore Companies Act of 1967.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company or other organization, whether incorporated or unincorporated, which, directly or indirectly, is controlled by such Person.

“Tangible Personal Property” means machinery, equipment, tools, supplies, furniture, fixtures, personalty, vehicles, rolling stock and other tangible personal property, including software.

“Tax” or “Taxes” shall mean any all, tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, imposed by any Governmental Authority (including any federal, state, local, foreign or provincial capital gain, income, windfall profits, severance, gross receipts, property, sales, use, net worth, premium, license, excise, franchise, employment, payroll, social security, workers compensation, unemployment compensation, alternative or added minimum, ad valorem, transfer or excise tax) together with any interest, addition or penalty imposed thereon.

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“Transfer Taxes” means all transfer, documentary, sales, use, stamp, recording, value added, registration and other similar Taxes and all conveyance fees, recording fees and other similar charges.

“VinHMS Software” means VinHMS Software Production and Trading Joint Stock Company, a company organized and existing under the laws of Vietnam pursuant to Business Registration Certificate No. 0315396330.

1.2 Definitions.

The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
“Affiliate Transaction” .........................	3.20
“Closing”...............................................	2.3
“Company”............................................	Preamble
“Company Indemnified Party”..............	8.2(a)
“Company Indemnifying Party”............	8.2(b)
“Company Preferred Shareholder”........	Recitals
“Company Preferred Shareholder Indemnifying Party” …..	Recitals
“Exchange”............................................	2.1(a)
“Form 10-K” .........................................	4.2(b)
“Indemnified Party” ..............................	8.3
“Indemnifying Party”.............................	8.3
“Loss”....................................................	8.2(a)
“Registered Intellectual Property” ........	3.14(a)
“SEC Reports” ......................................	4.8(a)
“Security Incident” ...............................	3.15(c)
“Seller” .................................................	Preamble
“Seller Audited Financials ....................	3.7(a)
“Seller Financials”.................................	3.6(a)
“Seller Material Contracts”....................	3.13
“Seller Permits” ....................................	3.10(b)
“Series A Preferred Exchange” ............	2.1(c)
“Shareholders”.......................................	Preamble
“Shareholders Indemnifying Party”.......	8.2(a)
“Shareholders Indemnified Party”.........	8.2(b)
“Surviving Company”...........................	Recitals
“Tax Returns” .......................................	3.18(a)
“Third Party Claim”...............................	8.4(b)

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1.3 Interpretation and Rules of Construction.

(a) In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(i) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated;

(ii) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(iii) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(iv) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(v) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(vi) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(vii) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

(viii) references to a Person are also to its successors and permitted assigns;

(ix) the use of “or” is not intended to be exclusive unless expressly indicated otherwise;

(x) references to sums of money are expressed in lawful currency of the United States of America, and “$” refers to U.S. dollars; and

(xi) the phrases “furnished,” “provided,” “delivered” or “made available” to a Party, or similar formulations, when used with respect to information or documents means that such information or documents have been (i) physically or electronically delivered directly to a party's legal counsel or financial advisors prior to such time or available to such party (without material redactions) in the electronic data room hosted by the providing party in connection with the transactions contemplated herein, or (ii) are the Company's SEC Reports and have been made publicly available on the SEC's EDGAR website by the Company and, in each of clause (i) and (ii), not later than forty-eight (48) hours prior to the execution of this Agreement (and continuously available to such party and its legal counsel and financial advisors through the date hereof).

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Notwithstanding anything to the contrary contained in the Disclosure Letters, or in this Agreement, the information and disclosures contained in any Section of a Disclosure Letter shall be deemed to be disclosed and incorporated by reference in each other Section of such Disclosure Letter as though fully set forth in such other Section to the extent the relevance of such information to such other Section is reasonably apparent from reading the disclosure (without knowledge of any facts not set forth on the face of such disclosure). Certain items and matters are listed in the Disclosure Letters for informational purposes only and may not be required to be listed therein by the terms of this Agreement. In no event shall the listing of items or matters in a Disclosure Letter be deemed or interpreted to broaden, or otherwise expand the scope of, the representations and warranties or covenants contained in this Agreement. No reference to, or disclosure of, any item or matter in any Section of this Agreement, or any Section of a Disclosure Letter shall be construed as an admission or indication that such item or matter is material or that such item or matter is required to be referred to or disclosed in this Agreement or in such Disclosure Letter.  Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any contract or agreement, Law or Governmental Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

ARTICLE II

DESCRIPTION OF TRANSACTION

2.1 The Transactions; Exchange of Shares.

(a) Upon the terms and subject to the conditions of this Agreement, and without any action on the part of the holder thereof, each Shareholder hereby irrevocably assigns, transfers and delivers to the Company, free and clear of all Encumbrances, each Seller Security held by such Shareholder as legal and beneficial owner as set forth opposite such Shareholders name on Schedule A-1 and any and all rights associated with such Seller Securities held by such Shareholder, in exchange for that number of newly issued, fully paid and non-assessable Series B Preferred Stock as determined in accordance with Section 2.1(b) (the “Exchange”).

(b) All Seller Securities issued and outstanding and held by the Shareholders as of immediately prior to the date hereof shall be automatically converted at the Closing into the right to receive ninety-two percent (92%) of Series B Preferred Stock with a conversion ratio equal to the Base Exchange Ratio with any fractional shares of Series B Preferred Stock rounded down to the nearest whole share for no additional consideration. Each Shareholder shall receive a pro rata portion of the such number of Series B Preferred Stock based upon the total number of Seller Securities held by such Shareholder and as set forth opposite their name on Schedule A-1.

(c) Upon the terms and subject to the conditions of this Agreement, and without any action on the part of the holder thereof, the Company Preferred Shareholder hereby irrevocably assigns, and transfers and delivers to the Company all shares of Series A Preferred Stock held by him as legal and beneficial owner and any and all rights associated with such Series A Preferred Stock held by him in exchange for the right to receive eight percent (8%) of Series B Preferred Stock with a conversion ratio equal to the Base Exchange Ratio with any fractional shares of Series B Preferred Stock rounded down to the nearest whole share for no additional consideration. (collectively, the “Series A Preferred Exchange”).

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(d) Upon the terms and subject to the conditions of this Agreement, immediately after the Series A Preferred Exchange is completed, the Company shall issue all of the authorized shares of Series A Preferred Stock to the Shareholders on pro rata basis as set forth opposite their name on Schedule A-1.

(e) From and after the Closing, the Shareholders shall be shareholders of the Company and shall have no rights or interest as a shareholder of the Seller.

2.2 Exemption from Registration; Rule 144.

(a) The Company, the Company Preferred Shareholder and the Shareholders intend that the Series B Preferred Stock and the Series A Preferred Stock will be issued in transactions exempt from registration under the Securities Act, by reason of Section 4(a)(2) of the Securities Act, and will be “restricted securities” within the meaning of Rule 144 under the Securities Act, and may not be offered, sold, pledged, assigned or otherwise transferred unless (i) a registration statement with respect thereto is effective under the Securities Act and any applicable state securities laws, or (ii) an exemption from such registration exists and if requested, the holder of such securities delivers an opinion of counsel to the Company, which counsel and opinion are satisfactory to the Company, that such securities may be offered, sold, pledged, assigned or transferred in the manner contemplated without an effective registration statement under the Securities Act or applicable state securities laws; and the certificates representing such shares will bear an appropriate legend restriction on the books of Company’s transfer agent to that effect.

2.3 The Closing.

Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely, via electronic exchange of documents, or, if or to the extent such an exchange is not practicable, at a Closing, at the offices of Tilleke & Gibbins, in Ho Chi Minh City, Vietnam at Viettel Tower A, 25th Floor, Suite 2506, 285 Cach Mang Thang Tam, District 10, simultaneously with the execution of this Agreement.

2.4 Actions at the Closing.

Simultaneously with the execution of this Agreement or as with regard to the transfer of securities as soon thereafter as is practicable:

(a) The Seller shall deliver to the Company (i) a copy of a certificate of good standing (or similar documents applicable for such jurisdictions) for the Seller, certified as of a date no later than five (5) Business Days prior to the date hereof from the proper Governmental Authority of the Seller's jurisdiction of organization; and (ii) a certificate from the Seller’s secretary or director certifying as to the validity and effectiveness of, and confirming delivery of, (x) copies of the Seller’s Organizational Documents as in effect as of the date hereof, (y) copies of the resolutions of its board of directors and the Shareholders authorizing the execution, delivery and performance of this Agreement and each document to which they are a party or bound, and the consummation of the Exchange, the Series A Preferred Exchange and each of the transactions contemplated hereby, and (z) the incumbency of directors authorized to execute this Agreement or any other document to which the Seller is or is required to be a party or otherwise bound.

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(b) The Company shall deliver to the Seller (i) a copy of a certificate of good standing for the Company, certified as of a date no later than five (5) Business Days prior to the date hereof from the proper Governmental Authority of the Company’s jurisdiction of organization; and (ii) a certificate from the Company’s secretary or authorized officer certifying as to the validity and effectiveness of, and confirming delivery of, (x) copies of the Company’s Organizational Documents as in effect as of the date hereof, (y) copies of the resolutions of its board of directors authorizing the execution, delivery and performance of this Agreement and each document to which it is a party or bound, respectively, and the consummation of the Exchange, the Series A Preferred Exchange and each of the transactions contemplated hereby, including the appointment of the individuals nominated by the Seller as the directors and Mr. Hoang Nguyen as the Chief Executive Office of the Company with immediate effect at Closing, and (z) the incumbency of officers or directors authorized to execute this Agreement or any other document to which the Company is or is required to be a party or otherwise bound.

(c) Each of the Shareholders shall deliver to the Company the certificate(s) representing their Seller Securities owned by each such Shareholder, duly endorsed or accompanied by stock powers duly executed in blank and otherwise in a form acceptable for transfer on the books of the Company, such certificates may be delivered to the Company’s registrar or transfer agent.

(d) The Company shall deliver to the Shareholders a copy of the transfer agent instruction letter that instructs the Company’s stock transfer agent to issue the Series B Preferred Stock in book entry form to the Shareholders calculated in accordance with Section 2.1(b).

(e) The Company Preferred Shareholder shall deliver to the Company the cancellation request and executed agreements as needed for surrendering of all of the Series A Preferred Stock owned by him on the books of the Company, such cancellation request may be delivered to the Company’s transfer agent.

(f) The Company shall deliver to the Shareholders a copy of the transfer agent instruction letter that instructs the Company’s stock transfer agent to issue all authorized shares of the Series A Preferred Stock in book entry form to the Shareholders.

(g) The Company shall deliver to the Company Preferred Shareholder a copy of the transfer agent instruction letter that instructs the Company’s stock transfer agent to issue the Series B Preferred Stock in book entry form to the Company Preferred Shareholder calculated in accordance with Section 2.1(c).

(h) The Company shall deliver to the Seller a copy of the written resignation of Mr. Tan Tran from his position as Chief Executive Officer of the Company.

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(i) The Shareholders and the Company Preferred Shareholder shall deliver to the Company counterparts duly executed by them to the Lock-Up Agreement and the Registration Rights Agreement.

(j) The Company shall deliver to the Seller duly executed copies of the Employment Agreements.

(k) The Company and the Company Preferred Shareholder shall deliver validly executed transfer documents in accordance with Section 7.3 dated as of the date hereof and effective as of the next Business Day after the date hereof.

2.5 Effect of Exchange.

(a) The board of directors of the Company shall be expanded and consist of the following Persons: Mr. Hoang Nguyen, Mr. Tan Tran, Ms. Le Mai Tuyet Trinh effective as of the Closing.

(b) At the Closing, Mr. Tan Tran shall resign as Chief Executive Officer, and the Company Board shall appoint Mr. Hoang Nguyen as Chief Executive Officer effective as of the Closing.

(c) The Seller will continue to conduct its business as a wholly-owned subsidiary of the Company.

(d) The Organizational Documents of the Seller in effect at the Closing shall continue as the Organizational Documents of the Seller.

(e) From and after the Closing, the directors and the executive officers of the Seller immediately prior to the Closing shall continue to serve as the directors and the executive officers of the Seller until their successors are duly appointed or elected.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller and the Shareholders hereby represent and warrant to the Company and the Company Preferred Shareholder, subject to such exceptions as are disclosed in the Seller Disclosure Letter:

3.1 Due Organization and Good Standing.

(a) The Seller is a corporation duly incorporated, validly existing, and, the extent such concept is applicable, in good standing under the Laws of the Republic of Singapore. The Seller has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification.

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(b) The Seller has made available to the Company complete and correct copies of the Seller’s Organizational Documents, each in full force and effect as of immediately prior to the execution and delivery of this Agreement. The Seller is not in violation of any of its Organizational Documents in any material respect.

(c) The Seller has no Subsidiaries.

3.2 Title to Securities; Capitalization.

(a) The paid-in capital of the Seller is Ten Thousand dollars ($10,000). All of the outstanding Seller Securities are listed on Schedule A-1 and were duly authorized, validly issued, fully paid and nonassessable, and free of Encumbrances. None of the Seller Securities are subject to, or issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, any of the Seller’s Organizational Documents, or any contract to which the Seller is a party or by which the Seller is bound. There are no outstanding contractual obligations of the Seller to repurchase, redeem or otherwise acquire any of the Seller Securities or any capital equity of the Seller and there are no outstanding contractual obligations of the Seller to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. None of the outstanding Seller Securities has been issued in violation of any applicable securities Laws.

(b) There are no (i) outstanding options, puts, calls, convertible securities, preemptive or similar rights, outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Seller, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) except as expressly contemplated by this Agreement, subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued capital equity of the Seller obligating the Seller to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options, equity securities or securities convertible into or exchangeable for such securities, or obligating the Seller to grant, extend or enter into any option, warrant, call, subscription or other right, agreement, arrangement or commitment for such securities.

(c) There are no registration rights and there is no voting trust, proxy, rights plan, shareholder’s agreement, anti-takeover plan or other contracts or understandings to which the Seller or any Shareholder is a party or by which the Seller or any Shareholder is bound with respect to any of the capital stock of the Seller. Except as set forth in this Agreement, as a result of the consummation of the Exchange and the Series A Preferred Exchange, no shares of capital stock, warrants, options or other securities of the Seller are issuable and no rights in connection with any shares, warrants, rights, options or other securities of the Seller accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(d) The Seller has no Indebtedness.

(e) Since its formation, the Seller has not made, declared or paid any distribution or dividend and has not repurchased, redeemed or otherwise acquired any of its securities or equity interests, and its board of directors has not authorized any of the foregoing.

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3.3 Authorization.

The Seller has all necessary corporate power and to enter into this Agreement and any other transaction document to which it is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Seller of this Agreement, and any other transaction document to which it is a party, the performance by the Seller of its obligations hereunder and thereunder, and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Seller. This Agreement, and any other transaction document to which it is a party, has been duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.4 Governmental Approvals.

No notice to, filing with, authorization of, exemption by, or consent or approval of, any Governmental Authority necessary for the execution, delivery and performance by the Seller or the Shareholders of this Agreement or the consummation by the Seller or the Shareholders of the transactions contemplated by this Agreement.

3.5 No Conflict.

The execution and delivery by the Seller of this Agreement, the consummation by the Seller of the transactions contemplated hereby, and compliance by the Seller with any of the provisions hereof, will not, (i) conflict with or violate any provision of Seller’s Organizational Documents, (ii) require any consent, approval, waiver, or notice to, or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration) under, any Seller Material Contract, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, a right acceleration under, give rise to any obligation to make payments or provide compensation under, or result (immediately or with the passage of time or otherwise) in the creation or imposition of any Encumbrances (as hereafter defined) upon any of the properties, rights or assets of the Seller, or (iv) subject to obtaining the consents from Governmental Authorities referred to in Section 3.4 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such consent, approval, authorization or waiver having been satisfied, conflict with or violate any Law or Governmental Order to which the Seller any of its assets or properties is subject.

3.6 Financial Statements; Books and Records.

(a) As used herein, the term “Seller Financials” means (i) the audited financial statements of the Seller, consisting of the statements of financial position of the Seller from its formation to December 31, 2023, and (ii) the audited financial statements of the Seller’s accounting predecessor, VinHMS Software, consisting of the statements of financial position of VinHMS Software as of December 31, 2022 and December 31, 2023. The Seller Financials (i) when delivered will have been prepared from and in accordance, in all material respects, with the Seller’s or VinHMS Software’s books and records, as applicable, as of the times and for the periods referred to therein, and (ii) were prepared in accordance with IFRS, methodologies applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), (iii) fairly present in all material respects the consolidated financial position of the Seller or VinHMS Software, as applicable, as of the respective dates thereof and the consolidated results of the Seller’s or VinHMS Software’s, as applicable, operations and cash flows for the periods indicated, and (iv) to the extent required for inclusion in the filings with the SEC, will comply as of the date hereof in all material respects with the Securities Act, Regulation S-X and the published general rules and regulations of the SEC.

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(b) The Seller maintains a system of internal accounting controls that are sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability; (iii) access to property is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) All of the financial books and records of the Seller are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

(d) Since the incorporation of the Seller, neither the Seller (including any director, officer or employee thereof) nor the Seller’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Seller, or (ii) any fraud, whether or not material, that involves the Seller’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Seller, nor has any written complaint, allegation, assertion or claim regarding any of the foregoing or that the Seller has engaged in questionable accounting or auditing practices been received by the Seller.

3.7 Absence of Certain Changes.

Since December 31, 2023, the Seller has conducted its businesses in the ordinary course of business consistent with past practice and then has not been any fact, change, effect, occurrence, event, development or state of circumstances that has had or would reasonably be expected to have a Seller Material Adverse Effect.

3.8 Absence of Undisclosed Liabilities.

The Seller is not subject to any Liabilities or obligations that are not adequately reflected or reserved on or provided for in the Seller Financials, other than (i) Liabilities or obligations of the type that have been incurred in the ordinary course of business consistent with past practice, and (ii) Liabilities or obligations under the payment terms of Seller Material Contracts (but not including Liabilities for breaches or for indemnification obligations thereunder), or (iii) that would not, individually or in the aggregate, reasonably be expected to be material to the Seller.

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3.9 Compliance with Laws.

The Seller is not in conflict with, or in default or violation of, nor have any of them received, since its formation, any written notice of any conflict with, or default or violation of, (i) any applicable Law by which it or any property or asset of the Seller is bound or affected, including, without limitation, consumer protection, insurance or securities Laws, or (ii) any Seller Material Contract.

3.10 Regulatory Agreements; Permits.

(a) There are no material written agreements, memoranda of understanding, commitment letters, or Governmental Orders to which Seller is a party, on the one hand, and any Governmental Authority is a party or addressee, on the other hand.

(b) The Seller holds all material permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, orders and other authorizations of Governmental Authorities, certificates, consents and approvals necessary to lawfully conduct the Seller’s business as presently conducted, and to own, lease and operate the Seller’s assets and properties (collectively, the “Seller Permits”), except for any such permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, certificates and approvals, the failure of which to obtain would not be reasonably expected to result in a Seller Material Adverse Effect. The Seller has made available to the Company true, correct and complete copies of all material Seller Permits. All of the Seller Permits are in full force and effect, and no suspension or cancellation of any of Seller Permit is pending or, to the knowledge of the Seller, threatened. The Seller is not in violation in any material respect with the terms of any Seller Permit.

3.11 Litigation.

There is no material Action, or, to the knowledge of the Seller, threatened against the Seller or its properties, rights or assets or any of its managers, officers or directors (in their capacities as such). There is no Governmental Order binding against the Seller or any of its properties, rights or assets or any of its managers, officers or directors (in their capacities as such) that would prohibit, prevent, enjoin, restrict or alter or delay any of the transactions contemplated by this Agreement. The Seller is in compliance with all Governmental Orders. The Seller has no material Actions pending against other parties. There is no Action pending or, to the knowledge of the Seller, threatened against the Seller involving a claim against the Seller for false advertising with respect to any of the Seller’s products or services. Since the date of formation of the Seller, none of its current or former officers, managers or directors have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

3.12 Restrictions on Business Activities.

There is no Governmental Order binding upon the Seller that has or would reasonably be expected to have the effect of prohibiting, preventing, restricting or impairing in any respect, any business practice of the Seller as its business is currently conducted, any acquisition of property by the Seller, the conduct of business by the Seller as currently conducted, or the ability of the Seller to compete with other parties.

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3.13 Material Contracts.

(a) Section 3.13(a) of the Seller Disclosure Letter sets forth a true, correct and complete list of, and the Seller has made available to the Company, true, correct and complete copies of, each written contract, agreement, commitment, arrangement, lease, license, or plan and each other instrument in effect to which the Seller is a party or by which the Seller or any of its properties or assets are bound or affected (each, a “Seller Material Contract”).

(b) With respect to each Seller Material Contract: (i) such Seller Material Contract is valid and binding and enforceable in all respects against the Seller, and, to the knowledge of the Seller, the other party thereto, are in full force and effect; (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of the Seller Material Contract against the Seller and, to knowledge of the Seller, the other party thereto; (iii) the Seller is not in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by the Seller, or permit termination or acceleration by the other party thereto, under such Seller Material Contract; (iv) to the knowledge of the Seller, no other party to such Seller Material Contract is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Seller, under such Seller Material Contract, (v) no other party to such Seller Material Contract has notified the Seller in writing that it is terminating or considering terminating the handling of its business by the Seller or in respect of any particular product, project or service of the Seller, or is planning to materially reduce its future business with the Seller in any manner; and (vi) the Seller has not waived any rights under such Seller Material Contract.

3.14 Intellectual Property.

(a) Section 3.14(a) of the Seller Disclosure Letter sets forth a list of, as of the date hereof, all Owned Intellectual Property that is the subject of any registration, issuance, or application for registration or issuance, with any Governmental Authority or Internet domain name registrar (specifying for each such item (i) the record owner (and, if different from the record owner, the beneficial owner), (ii) the jurisdiction in which such item has been issued, registered or filed, (iii) the issuance, registration or application date and (iv) the issuance, registration or application number) (any Intellectual Property set forth or required to be set forth on Section 3.14(a) of the Seller Disclosure Letter, collectively, the “Registered Intellectual Property”).

(b) All Registered Intellectual Property that is material to the Seller’s business is subsisting, and, to the Knowledge of the Seller, valid and enforceable. To the knowledge of the Seller, none of the Registered Intellectual Property has been or is subject to any interference, derivation, reexamination, including ex parte reexamination, inter partes reexamination, inter partes review or post grant review, cancellation or opposition proceeding.

(c) The Seller solely and exclusively owns all rights, title and interest in and to the Owned Intellectual Property, in each case, free and clear of all Encumbrances (other than Permitted Encumbrances) and to the knowledge of the Seller, it has valid and enforceable rights to use and exploit, pursuant to a written contract, all other Intellectual Property (except for such other Intellectual Property in the public domain for which no license is necessary) used or practiced by the Seller’s business that is material to the Seller’s business. The Owned Intellectual Property and Licensed Intellectual Property constitutes all Intellectual Property (except for such other Intellectual Property in the public domain for which no license is necessary) used in, and necessary and sufficient for, the conduct and operation of the Seller’s business, as currently conducted; provided, that the foregoing representation shall not in any way be construed as a representation of non-infringement or other violation of the Intellectual Property rights of any Person.

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(d) To the knowledge of the Seller, since its formation the conduct of the Seller, the Seller’s business, or any Owned Intellectual Property has not infringed, misappropriated (or constituted or resulted from a misappropriation of), or otherwise violated, or is infringing, misappropriating (or constitutes or results from the misappropriation of), or otherwise violating any Intellectual Property of any Person. To the knowledge of the Seller, the Seller has not received from any Person since its formation any written notice charge, complaint, claim or other assertion: (i) of any infringement, misappropriation or other violation of any Intellectual Property of any Person or (ii) challenging the ownership, use, validity or enforceability of any Owned Intellectual Property, in each case of clauses (i) and (ii) that is material to the Seller’s business as currently conducted.

(e) To the knowledge of the Seller, no other Person has infringed, misappropriated, diluted or violated, or is infringing, misappropriating, diluting or violating, any Owned Intellectual Property or any Licensed Intellectual Property exclusively licensed to the Seller, in each case, that is material to the Seller’s business. No such claims have been made in writing or otherwise made against any Person by the Seller since its formation.

(f) The Seller has taken and currently takes reasonably adequate and commercially reasonable steps to maintain the secrecy and confidentiality of all Trade Secrets included in the Owned Intellectual Property and all Trade Secrets of any Person to whom, the Seller, has a confidentiality obligation with respect to such Trade Secrets. No Trade Secret material to the Seller’s business has been authorized by the Seller to be disclosed, or has been disclosed, to any Person other than (i) pursuant to a written agreement reasonably restricting the disclosure and use of such Trade Secret or (ii) to a Person who otherwise has a duty to protect such Trade Secret.

(g) Each of the past and present employees of, and individuals acting on a consultant or independent contractor basis for, the Seller who has been or is engaged in inventing, creating, conceiving or developing any Intellectual Property that is material to the Seller’s business as currently conducted, has executed and delivered to the Seller a written agreement, pursuant to which such Person (x) agreed to hold all confidential information of the Seller’s business in confidence both during and after such Person’s employment or retention, as applicable, and (y) assigned to the Seller all of such Person’s rights, title and interest in and to all Intellectual Property invented, created, conceived or developed in the course of such Person’s employment or engagement thereby (each, a “Personnel IP Contract”). To the knowledge of the Seller, there is no uncured breach by any such Person with respect to any Intellectual Property that is material to the Seller’s business as currently conducted under any such Personnel IP Contract.

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(h) Neither the execution of this Agreement nor the consummation of the transactions contemplated herein will result in the loss or impairment of, or any Encumbrance on, the payment of any additional consideration, or the reduction of any amount(s) payable in connection with, any material Intellectual Property of the Seller.

3.15 Data Privacy.

(a) The Seller is, and has been since its formation, in material compliance with all Privacy Requirements. Since its formation, the Seller has not received any written notice of any claims, charges, investigations, or regulatory inquiries related to or alleging the violation of any Privacy Requirements.

(b) The Seller has (i) implemented, and since its formation has maintained, commercially reasonable technical and organizational safeguards to protect Personal Information in its possession or under its control, and (ii) taken commercially reasonable steps to ensure that any third party with access to any Personal Information collected by or on behalf of the Seller has implemented and maintained commercially reasonable safeguards with respect to such third party’s processing of Personal Information.

(c) Since its formation, to the knowledge of the Seller: (i) there have been no material breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information (“Security Incident”) maintained by the Seller; nor (ii) has any Person processing Personal Information on behalf of the Seller experienced any Security Incidents with respect to such Personal Information. The Seller has implemented reasonable disaster recovery and business continuity plans.

(d) To the knowledge of the Seller, the transfer of Personal Information in connection with the transactions contemplated herein will not violate in any material respect any Privacy Requirements.

3.16 Employee Benefit Plans.

(a) The Seller has not entered into any bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and has no employment, termination, severance or other contracts or agreements, with respect to which the Seller has any obligation or which are maintained, contributed to or sponsored by the Seller for the benefit of any employee (other than statutory plans).

3.17 Employee Matters.

(a) The Seller has no employees.

(b) To the knowledge of the Seller, since the dates of formation of the Seller, there has been: (i) no labor union organizing or attempting to organize any employee of the Seller into one or more collective bargaining units with respect to their employment with the Seller; and (ii) no labor dispute, strike, work slowdown, work stoppage or lock out or other collective labor action by or with respect to any employees of the Seller pending with respect to their employment with the Seller or threatened against the Seller. The Seller is not a party to, or bound by, any collective bargaining agreement or other agreement with any labor organization applicable to the employees of the Seller and no such agreement is currently being negotiated.

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(c) Other than as set forth in Section 3.17(c) of the Seller Disclosure Letter, the Seller has not engaged any independent contractors (including consultants) under any written agreement or contract.

3.18 Taxes and Returns.

(a) The Seller has or will have timely filed, or caused to be timely filed, all material Tax returns and reports required to be filed by the Seller (taking into account all available extensions) (collectively, “Tax Returns”), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Seller Financials have been established.

(b) Section 3.18(b) of the Seller Disclosure Letter sets forth each jurisdiction where the Seller files or is required to file a Tax Return.

(c) The Seller is not being audited by any taxing authority or has been notified by any Tax authority that any such audit is contemplated or pending.

(d) There are no material claims, assessments, audits, examinations, investigations or other proceedings pending against the Seller in respect of any Tax, and the Seller has not been notified in writing of any proposed Tax claims or assessments against the Seller (other than, in each case, claims or assessments for which adequate reserves in the Seller Financials have been established).

(e) There are no Encumbrances with respect to any Taxes upon any of the Seller’s assets, other than (i) Taxes, the payment of which is not yet due, or (ii) Taxes or charges being contested in good faith by appropriate proceedings and for which adequate reserves in the Seller Financials have been established.

(f) The Seller has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Seller for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g) The Seller has not made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on Taxes following the date hereof.

(h) The Seller has no liability or potential liability for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise.

(i) The Seller is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice with respect to material Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority) that will be binding on the Seller with respect to any period following the date hereof.

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(j) The Seller has not requested or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

3.19 Title to Properties; Assets.

(a) The Seller does not own any real property.

(b) The Seller has not entered into any real property lease or sublease.

(c) Except for assets sold, consumed or disposed of in the ordinary course of business since November 1, 2023, the Seller owns good title to, or hold a valid leasehold interest in or license to all of the tangible assets shown to be owned or leased by it on the Seller Financials or acquired after the date thereof, free and clear of all Encumbrances, other than Permitted Encumbrances.

(d) All items of Tangible Personal Property which are owned, used or leased by the Seller are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Seller. The operation of each of the Seller’s business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Tangible Personal Property of Persons other than a member of the Seller, except for such Tangible Personal Property that is owned by, leased, licensed or otherwise contracted to such entity. Any leases related to Tangible Personal Property are valid, binding and enforceable in accordance with their terms and are in full force and effect. No event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Seller under any lease related to the Tangible Personal Property and the Seller has no knowledge of the occurrence of any event which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default by any other party under any such lease, and the Seller has not received notice of any such condition. The Seller has not waived any rights under any lease related to the Tangible Personal Property which would be in effect at or after the date hereof. No event has occurred which either entitles, or would, on notice or lapse of time or both, entitle the other party to any lease related to the Tangible Personal Property with the Seller to declare a default or to accelerate, or which does accelerate, the maturity of any obligations of the Seller under any such lease.

(e) The Seller has good, valid and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Encumbrances other than Permitted Encumbrances. The assets (including Intellectual Property rights and contractual rights) of the Seller constitute all of the assets, rights and properties that are used in the operation of the businesses of the Seller as they are now conducted and presently proposed to be conducted or that are used or held by the Seller for use in the operation of the businesses of the Seller, and taken together, are adequate and sufficient for the operation of the businesses of the Seller as currently conducted and as presently proposed to be conducted.

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3.20 Transactions with Affiliates.

Except as set for the in Section 3.20 of the Seller Disclosure Letter, for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, manager, officer or other Affiliate of the Seller, to the knowledge of the Seller, has or has had, directly or indirectly: (a) a material economic interest in any Person that has furnished or sold, or furnishes or sells, services or products that the Seller furnishes or sells, or proposes to furnish or sell; (b) a material economic interest in any Person that purchases from or sells or furnishes to, the Seller, any goods or services; (c) a material beneficial interest in any Material Contract of the Seller; or (d) any contractual or other arrangement with the Seller, other than customary indemnity arrangements (each, an “Affiliate Transaction”); provided, however, that ownership of no more than 5% of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any Person” for purposes of this Section 3.20.

3.21 Insurance.

The Seller had no insurance policies issued in favor of the Seller, or pursuant to which the Seller or any of its directors or officers are a named insured or otherwise a beneficiary.

3.22 Accounts Receivable.

All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Seller, in accordance with the IFRS arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to the Seller. None of the Seller’ accounts receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Seller Financials.

3.23 Investment Company Act.

The Seller is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

3.24 Information Supplied.

None of the information supplied or to be supplied by, and relating to, the Seller for inclusion, or included, in any documents to be filed with the SEC, any state securities commission or any other federal or state regulatory agency in connection with the transactions contemplated hereby will, at the respective times such information is supplied or such documents are filed or mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. All documents which the Seller is responsible for filing with any regulatory agency in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law.

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3.25 Anti-Bribery; Anti-Corruption and Anti-Money Laundering.

Neither Seller or, to the knowledge of the Seller, any of its directors, officers, employees, agents, or any other Person acting for or on behalf of the Seller has, directly or indirectly (a) made, offered, or promised to make or offer any payment, loan, or transfer of anything of value including any reward, advantage or benefit of any kind, to or for the benefit of any Government Official, candidate for public office, political party, or political campaign, for the purpose of (i) influencing any act or decision of such Government Official, candidate, party or campaign, (ii) inducing such Government Official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (iii) obtaining or retaining business for or with any Person, (iv) expediting or securing the performance of official acts of a routine nature, or (v) otherwise securing any improper advantage; (b) paid, offered, or promised to pay or offer any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature; (c) made, offered or promised to make or offer any contributions, gifts, entertainment, or other unlawful expenditures; (d) established or maintained any fund of corporate monies or other properties; (e) created or caused the creation of any false or inaccurate books and records of the Seller; or (f) otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or any other Laws relating to corruption, bribery, or money laundering, in each case of clauses (a)-(e), in a manner that would result in a violation of any of the Laws described in clause (f). The Seller has not made any disclosure to any Governmental Authority relating to corruption, bribery, or money laundering Laws, been the subject of any investigation or inquiry regarding compliance with such Laws; or been assessed any fine or penalty under such Laws.

3.26 Sanctions, Import, and Export Controls.

Neither Seller or, to the knowledge of the Seller, any of its directors, officers, employees, agents, or any other Person acting for or on behalf of the Seller (a) is a Person with whom transactions are prohibited or limited under any economic sanctions Laws, including those administered by the U.S. government (including, without limitation, the Department of the Treasury’s Office of Foreign Assets Control, the Department of State, or the Department of Commerce), the United Nations Security Council, the European Union, or His Majesty’s Treasury, or (b) has violated any Laws relating to economic sanctions since its formation. Since its formation, the Seller has not violated any Laws related to or made any disclosure to any Governmental Authority relating to sanctions, customs, import, or export control Laws, has not been the subject of any investigation or inquiry regarding compliance with such Laws, or been assessed any fine or penalty under such Laws.

3.27 Finders and Brokers.

Neither the Seller nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Seller and the Shareholders, subject to such exceptions as are disclosed in the Company Disclosure Letter:

4.1 Organization and Qualification.

The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite corporate, organizational power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

4.2 Title to Securities; Capitalization.

(a) The authorized capital stock of the Company consists of 500,000,000 shares of Common Stock and 50,000,000 shares of preferred stock. The shares of Common Stock are currently quoted on the OTC Markets and, to the knowledge of the Company, continues to meet the Standards for Continued Eligibility for OTCQB. As of the date of this Agreement, there are 72,465,503 shares of Common Stock issued and outstanding and 40,000,000 shares of Series A Preferred Stock issued and outstanding. All outstanding shares of Common Stock and Series A Preferred Stock are, and all shares of Series B Preferred Stock that may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to any pre-emptive rights. or any similar right under any provision of the relevant laws of the Nevada Revised Statutes, the Company’s Organizational Documents or any contract to which the Company is a party or by which the Company is bound.

(b) Except as set forth in the Company’s annual report on Form 10-K filed with the SEC on March 28, 2024 (the “Form 10-K”), there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) except as expressly contemplated by this Agreement, subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued capital equity of Company or obligating the Company to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options, their respective capital stock or securities convertible into or exchangeable for such shares or interests, or obligating the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital equity.

(c) Except as set forth in the Form 10-K, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other contracts or understandings to which the Company is a party or by which the Company is bound with respect to any of its capital stock. As a result of the consummation of the Exchange and the transactions contemplated herein, no shares of capital stock, warrants, options or other securities of the Company are issuable and no rights in connection with any shares, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

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4.3 Authorization.

The Company has all requisite corporate power and authority to execute and deliver this Agreement and any other transactions document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, and any other transaction documents to which it is a party, respectively, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary and proper corporate action by the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement, and any other transaction documents to which it is a party, or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement by the other Parties, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity, and does not, and the consummation of the transactions contemplated hereby and thereby will not violate any provision of the Company’s Organizational Documents.

4.4 Governmental Approvals.

Other than the filings, notices, reports, consents, registrations, approvals, permits, clearances, expirations or terminations of waiting periods or authorizations (i) required to be made with or obtained from the SEC, and (ii) any state securities, takeover and “blue sky” Laws, the Securities Act, the Exchange Act, and FINRA no filings, notices, reports, consents, registrations, approvals, permits, clearances, expirations or terminations of waiting periods or authorizations are required to be made by the Company with, or obtained by the Company from, any Governmental Authority in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company.

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4.5 No Conflict.

The execution and delivery by the Company of this Agreement, the consummation by the Company of the transactions contemplated hereby, and compliance by the Company with any of the provisions hereof, will not, (i) conflict with or violate any provision of Company’s Organizational Documents, (ii) require any consent, approval, waiver, or notice to, or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration) under, any indenture, mortgage, deed of trust, or other Company Material Contract; (iii) result in the termination, withdrawal, suspension, cancellation or modification of, a right acceleration under, give rise to any obligation to make payments or provide compensation under, or result (immediately or with the passage of time or otherwise) in the creation or imposition of any Encumbrances (as hereafter defined) upon any of the properties, rights or assets of the Seller, or (iv) subject to obtaining the consents from Governmental Authorities referred to in Section 4.4 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such consent, approval, authorization or waiver having been satisfied, conflict with or violate any Law or Governmental Order to which the Company any of its assets or properties is subject.

4.6 No Litigation.

Except as set forth in the Form 10-K, no Action by or against the Company is pending or, to the best knowledge of the Company, threatened, which could affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

4.7 Absence of Certain Changes.

Since December 31, 2023, as expressly contemplated by this Agreement, the Company has conducted its businesses in the ordinary course of business consistent with past practice and then has not been any fact, change, effect, occurrence, event, development or state of circumstances that has had or would reasonably be expected to have a material and adverse effect on the Company taken as a whole.

4.8 Absence of Undisclosed Liabilities.

Except for the Expenses, there is no liability, debt or obligation of or claim or judgment against the Company (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (i) reflected or reserved for on the financial statements or disclosed in the notes thereto included in the Form 10-K, (ii) that have arisen since the date of the most recent balance sheet included in the Form 10-K in the ordinary course of business of the Company, or (iii) which would not be, or would not reasonably be expected to be, material to the Company.

4.9 Compliance with Laws.

Except where the failure to be, or to have been, in compliance with such Laws has not or would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement the business of the Company is not conducted in violation of any applicable Law. The Company has not received any notice or communication of any material noncompliance with any Laws that has not been cured as of the date of this Agreement or is otherwise disclosed in the Form 10-K. To the knowledge of the Company, there is no default on its part with respect to any Governmental Order, or Governmental Authority or any circumstance which after reasonable investigation would result in the discovery of such default.

4.10 Investment Company Act.

The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

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4.11 SEC Filings; Financial Statements.

(a) The Company has filed all SEC reports required to be filed by it under the Exchange Act or otherwise, including pursuant to Section 13(a) or 15(d) thereof (the foregoing materials being collectively referred to herein as the “SEC Reports”). Each of the SEC Reports, (i) at the time of its filing or being furnished (or, if amended, as of the date of such amendment) complied, or if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder applicable to the SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Company’s knowledge, the Company is in compliance in all material respects with all of the applicable rules of the OTC Markets. True, correct, and complete copies of all the SEC Reports are publicly available in the Electronic Data Gathering, Analysis, and Retrieval (EDGAR) database of the SEC.

(b) The financial statements (including any related notes thereto) included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments as permitted by the applicable rules and regulations of the SEC. The disclosure set forth in the SEC Reports, regarding the Company’s business is current and complete and accurately reflects the Company’s operations as it exists as of the date hereof.

(c) To the knowledge of the Company, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the knowledge of the Company, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

4.12 Contracts.

All material contracts of the Company (“Company Material Contracts”) have been disclosed in, and filed with, the Form 10-K. Other than as disclosed in the Form 10-K and Section 4.12 of the Company Disclosure Letter, the Company is not a party to, and neither it nor any of its assets, products, technology and properties are bound by:

(a) any material contract, agreement, franchise, license, debt instrument, or other commitment;

(b) any judgment, order, writ, injunction, decree, or award; or

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(c) any written (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation, (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of the Company.

4.13 Taxes

(a) Other than as would not have a material adverse effect on the Company taken as a whole, (i) all Tax Returns required to be filed by the Company have been timely filed (taking into account applicable extensions), (ii) all such Tax Returns are true, correct and complete, and (iii) all Taxes, whether or not shown as due on such Tax Returns, have been paid; in the case of each of clauses (i) through (iii), except to the extent adequate reserves therefor in accordance with GAAP have been provided on the Company’s financial statements.

(b) There are no material claims, assessments, audits, examinations, investigations or other proceedings pending against the Company in respect of any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against the Company (other than, in each case, claims or assessments for which adequate reserves in the Company’s financial statements have been established).

(c) There are no Encumbrances with respect to any Taxes upon any of the Company’s assets, other than (i) Taxes, the payment of which is not yet due, or (ii) Taxes or charges being contested in good faith by appropriate proceedings and for which adequate reserves in the Company’s audited financial statements have been established.

(d) The Company has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(e) The Company has not made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on Taxes following the date hereof. The Company has not participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulation section 1.6011-4.

(f) The Company has no liability or potential liability for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise.

(g) The Company is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice with respect to material Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority) that will be binding on the Seller with respect to any period following the date hereof.

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(h) The Company has not requested or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

4.14 Finders and Brokers.

Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

4.15 Information.

None of the information supplied or to be supplied by, and relating to, the Company for inclusion, or included, in any documents to be filed with the SEC, any state securities commission or any other federal or state regulatory agency in connection with the transactions contemplated hereby will, at the respective times such information is supplied or such documents are filed or mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. All documents which the Company is responsible for filing with any regulatory agency in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

As an inducement to the Company and the Company Preferred Shareholder to enter into this Agreement, each Shareholder, severally but not jointly, hereby represents and warrants to the Company and the Company Preferred Shareholder as follows.

5.1 Seller Securities.

The Seller Securities represent one hundred percent (100%) of the issued and outstanding capital stock of the Seller. Each Shareholder is the record owner, and has good, valid and marketable title to, the Seller Securities appearing next to such shareholder’s name on Schedule A-1 attached hereto. Each Shareholder has the right and authority to sell and deliver its Seller Securities, free and clear of all Encumbrances or adverse claims of any nature whatsoever. Upon delivery of any certificate or certificates duly assigned, representing the Seller Securities as herein contemplated or upon registering of the Company as the new owner of the Seller Securities in the share register of the Seller, the Company will receive good title to the Seller Securities owned by each such Shareholder.

5.2 Power and Authority.

Each Shareholder has the legal power, capacity and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement, and to perform their respective obligations under this Agreement. This Agreement constitutes a legal, valid and binding obligation of each such Shareholder, enforceable against each such Shareholder in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

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5.3 No Conflicts.

The execution and delivery of this Agreement by each such Shareholder and the performance by each such Shareholder of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or governmental entity under any Laws; (b) will not violate any Law applicable to such Shareholder; and (c) will not violate or breach any contractual obligation to which such Shareholder is a party.

5.4 Purchase Entirely for Own Account.

Each Shareholder is acquiring the Series B Preferred Stock and the Series A Preferred Stock for its own account as principal, not as a nominee or agent, for investment purposes only, and not with a view to, or for, resale, distribution, or fractionalization thereof in whole or in part in any transactions that would be in violation of the Securities Act or any state securities or “blue-sky” laws. No other Person has a direct or indirect beneficial interest in, and such Shareholder does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third party, with respect to, the Series B Preferred Stock and the Series A Preferred Stock, or any part thereof that would be in violation of the Securities Act or any state securities or “blue sky” laws or other applicable Laws.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE COMPANY PREFERRED SHAREHOLDER

As an inducement to the Seller and the Shareholders to enter into this Agreement, the Company Preferred Shareholder hereby represents and warrants to the Seller and the Shareholders as follows.

6.1 Series A Preferred Stock.

The Series A Preferred Stock owned by the Company Preferred Shareholder represents one hundred percent (100%) of the issued and outstanding shares of Series A Preferred Stock. The Company Preferred Shareholder is the beneficial owner, and has good, valid and marketable title to, the Series A Preferred Stock and has the right and authority to sell and deliver the Series A Preferred Stock, free and clear of all Encumbrances or adverse claims of any nature whatsoever. Upon delivery of any certificate or certificates duly assigned, representing the Series A Preferred Stock as herein contemplated or upon registering of the Shareholders as the new owners of the Series A Preferred Stock in the share register of the Company, the Shareholders will receive good title to the Series A Preferred Stock owned by the Company Preferred Shareholder.

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6.2 Power and Authority.

The Company Preferred Shareholder has the legal power, capacity and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement, and to perform his obligations under this Agreement. This Agreement constitutes a legal, valid and binding obligation of the Company Preferred Shareholder, enforceable against the Company Preferred Shareholder in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles.

6.3 No Conflicts.

The execution and delivery of this Agreement by the Company Preferred Shareholder and the performance by him of his obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or governmental entity under any Laws; (b) will not violate any Law applicable to the Company Preferred Shareholder; and (c) will not violate or breach any contractual obligation to which the Company Preferred Shareholder is a party.

6.4 Purchase Entirely for Own Account.

The Company Preferred Shareholder is acquiring the Series B Preferred Stock pursuant to the Series A Preferred Exchange for his own account as principal, not as a nominee or agent, for investment purposes only, and not with a view to, or for, resale, distribution, or fractionalization thereof in whole or in part in any transactions that would be in violation of the Securities Act or any state securities or “blue-sky” laws. No other Person has a direct or indirect beneficial interest in, and the Company Preferred Shareholder does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third party, with respect to, the Series B Preferred Stock or any part thereof that would be in violation of the Securities Act or any state securities or “blue sky” laws or other applicable Laws.

ARTICLE VII

COVENANTS

7.1 Tax Matters.

Notwithstanding anything to the contrary contained herein, the Shareholders shall pay all Transfer Taxes, if any, required to be paid by the Seller or the Shareholders incurred in connection with the Exchange. Any Party required by applicable Law to file any Tax Returns with respect to any such Transfer Taxes shall be responsible for the preparation and filing of such Tax Return, and the other Parties will join in the execution of any such Tax Returns if required by applicable Law.

7.2 Regulatory Matters; Cooperation.

(a) The Seller shall use its best efforts to prepare and deliver to the Company, as promptly as reasonably practicable and no later than April 30, 2024 the Seller Financials, prepared in accordance with IFRS and Regulation S-X (including any related notes thereto) and the related consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows for the fiscal years then ended.

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(b) From and after the date hereof, the Seller and the Company shall cooperate with each other to prepare pro forma financial statements that comply with the rules and regulations of the SEC to the extent required for SEC filings, including the requirements of Regulation S-X.

7.3 Sale of Subsidiary.

The Company and the Company Preferred Shareholder shall have entered into such documentation as is required prior to the Closing to transfer all of the equity interests of VoiceStep Telecom, LLC, a wholly-owned Subsidiary of the Company to the Company Preferred Shareholder effective on the day after the Closing. The Company Preferred Shareholder agrees that he shall use his reasonable best efforts to ensure that the closing of such transfer shall take place within three (3) months from the Closing. The disposition of VoiceStep Telecom, LLC to the Company Preferred Shareholder shall be on a cash-free, debt free basis. In the event the transfer of the membership interests of VoiceStep Telecom, LLC to the Company Preferred Shareholder results in any tax obligation or other expenses payable by the Company, such taxes and expenses shall be reimbursed to the Company by the Company Preferred Shareholder.

7.4 Repayment of Founder Debt.

No later than thirty (30) days after the Closing, the Company shall transfer by wire transfer in immediately available funds to the Company Preferred Shareholder an amount sufficient to repay the amount of indebtedness, and all accrued but unpaid interest, due to him pursuant to that certain Loan Agreement, dated August 6, 2021, by and between the Company and the Company Preferred Shareholder.

7.5 Intercompany Services Agreement

No later than twenty-five (25) Business Days after the Closing, the Company and the Seller shall enter into an intercompany services agreement on terms and conditions reasonably satisfactory to both Parties, that will provide, among other things, for the Seller to pay to the Company a monthly service fee of not less than Twenty-Five Thousand Dollars ($25,000) per month.

7.6 Further Assurances.

The Parties shall further cooperate with each other and use their respective reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Exchange, the Series A Preferred Exchange and the other transactions contemplated by this Agreement.

ARTICLE VIII

SURVIVAL AND INDEMNIFICATION

8.1 Survival.

Survival of Representations and Warranties. Except for the representations and warranties of the Parties made pursuant to Sections 3.1 (Due Organization and Good Standing), 3.2 (Title to Securities; Capitalization), 3.3 (Authorization), 3.14 (Intellectual Property), 3.15 (Data Privacy) and 3.27 (Finders and Brokers), Sections 5.1 (Seller Securities) and 5.2 (Power and Authority), and Sections 4.1 (Organization and Qualification), 4.2 (Title to Securities; Capitalization) and 4.3 (Authorization), Section 6.1 (Series A Preferred Stock) and 6.2 (Power and Authority) respectively, shall survive the Closing until the first (1st) anniversary of the date hereof, all other representations and warranties of the Parties shall terminate and expire upon the Closing; provided, however, that any representation or warranty the breach or violation of which is made the basis of a claim for indemnification will survive until such time as such claim is finally resolved in accordance with this Agreement.

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8.2 Indemnification.

(a) Indemnification by the Shareholders. Subject to the terms and conditions of this Article VIII, the Shareholders (the “Shareholders Indemnifying Parties”) shall indemnify and hold harmless the Company and its respective successors and permitted assigns and the Company Preferred Shareholder (each, a “Company Indemnified Party”) from and against any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses) actually paid, suffered, incurred by, or imposed upon, them (including any Action brought or otherwise initiated by any of them) (any of the foregoing, a “Loss”) arising out of or resulting from (whether or not involving a Third Party Claim (as defined herein)), (a) any breach of any of the Seller’s or the Shareholders’ representations and warranties set forth in Section 8.1, or (b) any breach or nonperformance of any covenant or agreement made by the Seller or the Shareholders in this Agreement.

(b) Indemnification by the Company. Subject to the terms and conditions of this Article VIII, the Company (including its successors or assigns) (the “Company Indemnifying Parties”) shall indemnify and hold harmless the Shareholders and their respective successors and permitted assigns (each, a “Shareholders Indemnified Party”) from and against any and all Losses arising out of or resulting from (whether or not involving a Third Party Claim), (i) any breach of any of the Company’s representations and warranties set forth in Section 8.1, or (ii) any breach or nonperformance of any covenant or agreement made by Company in this Agreement.

(c) Indemnification by the Company Preferred Shareholder. Subject to the terms and conditions of this Article VIII, the Company Preferred Shareholder (the “Company Preferred Shareholder Indemnifying Party”) shall indemnify and hold harmless the Shareholders Indemnified Party from and against any and all Losses arising out of or resulting (whether or not involving a Third Party Claim) from any breach of any of the Company Preferred Shareholder’s representations and warranties set forth in Section 8.1 and his agreement set forth in Section 7.3 in respect of the transfer of all of the equity interests of VoiceStep Telecom, LLC, a wholly-owned Subsidiary of the Company, to the Company Preferred Shareholder.

8.3 Limits on Indemnification.

(a) The Shareholder Indemnifying Persons, the Company Indemnifying Parties and the Company Preferred Shareholder Indemnifying Party (each, an “Indemnifying Party”) shall not be liable for any claim for indemnification pursuant to Section 8.2(a). 8.2(b), or 8.2(c) respectively, (i) unless and until the aggregate amount of indemnifiable Losses which may be recovered from such Indemnifying Party equals or exceeds Twenty Thousand dollars ($20,000) whereupon the Shareholder Indemnified Persons, the Company Indemnified Parties and the Company Preferred Shareholder Indemnifying Party (each, an “Indemnified Party”), respectively, shall be entitled to indemnification for the full amount of such Losses, (ii) no Losses may be claimed under this Section 8.2(a). 8.2(b), or 8.2(c), respectively, or shall be reimbursable by or shall be included in calculating the aggregate losses set forth in clause (i) above other than Losses in excess of Two Thousand Dollars ($2000) resulting from a single claim or series of related claims arising out of the same facts, events or circumstances; and (iii) in no event shall the aggregate indemnification actually paid by an Indemnifying Party pursuant to Sections 8.2(a), 8.2(b) or 8.2(c), as applicable, taken together with all other indemnification actually paid by such Indemnifying Party pursuant to the causes set forth in Sections 8.2(a),8.2(b) or 8.2(c), as applicable, exceed One Million Dollars ($1,000,000). The shares of Series B Preferred Stock held by the Company Preferred Shareholder Indemnifying Party (or cash in lieu thereof, at the election of the Company Preferred Shareholder Indemnifying Party) shall be the sole source from which any Indemnified Party may be indemnified by the Company Preferred Shareholder Indemnifying Party under this Article VIII. The shares of Series B Preferred Stock held by each Shareholder (or cash in lieu thereof, at the election of the Shareholder) shall be the sole source from which any Indemnified Party may be indemnified by the Shareholder under this Article VIII.

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(b) In no event shall any Indemnified Party be entitled to recover or make a claim for any amounts in respect of, and in no event shall Losses be deemed to include, any punitive, special, incidental, exemplary, consequential, indirect or exemplary damages, or for any diminution in value (including any changes measured as a multiple of earnings, revenue or by any other similar performance metric and any loss of future revenue or income, loss of business reputation or opportunity), except for any such damages to the extent actually awarded by a court of competent jurisdiction and paid to a third party in a Third Party Claim.

(c) No investigation by an Indemnified Party, or knowledge by an Indemnified Party or its representatives of a breach of a representation, warranty, covenant or agreement of an Indemnifying Party, conducted or arising at any time after the date of this Agreement, shall affect the recourse available to the Indemnified Party under this Article VIII.

(d) Any Losses recoverable hereunder shall be reduced in amount by insurance proceeds, indemnification payments, contribution payments or reimbursements actually received by any Indemnified Party in connection with such Losses, and the Indemnified Party shall use reasonable and diligent efforts to realize such benefits, proceeds, payments or reimbursements; provided, that nothing herein shall require any Indemnified Party to file any claim under any insurance policy.

(e) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the extent reasonably necessary to remedy the breach that gives rise to such Loss.

8.4 Notice of Loss; Third Party Claims.

(a) An Indemnified Party shall give the Indemnifying Party notice of any matter that an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within thirty (30) days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

(b) If an Indemnified Party shall receive notice of any Action, audit, demand or assessment (each, a “Third Party Claim”) against it or which may give rise to a claim for a Loss under this Article VIII, within thirty (30) days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to any Indemnified Party otherwise than under this Article VIII. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within five (5) days of the receipt of notice from the Indemnified Party of such Third Party Claim; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party in its sole and absolute discretion for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party.

8.5 Indemnification Payments.

Any indemnification obligations of an Indemnifying Party under this Article VIII may be settled through delivery to the Indemnified Party of shares Series B Preferred Stock that are equal in value to the finally determined amount of indemnification determined, with the value of such shares of Series B Preferred Stock being determined based on the dollar volume-weighted average price of Common Stock underlying the Series B Preferred Stock on the principal securities exchange or securities market on which such security is then traded during the fifteen (15) trading day period ending one (1) business day prior to the date of the finally determined indemnification amount, which delivery shall be required to be made within five (5) Business Days after the final determination of such obligation in accordance with this Article VIII.

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8.6 Exclusive Remedy.

From and after the Closing, except with respect claims seeking injunctions, specific performance or other equitable relief (including pursuant to Section 9.9), or claims under covenants and agreements contained herein that by their terms expressly require performance after the Closing but only with respect to that portion of such covenant or agreement that is expressly to be performed following the Closing, or claims under any other transaction document pursuant to the terms and provisions therein, indemnification pursuant to this Article VIII shall be the sole and exclusive remedy for the Indemnified Party with respect to matters arising under this Agreement of any kind or nature, including for any misrepresentation or breach of any warranty, covenant, or other provision contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement or otherwise relating to the subject matter of this Agreement.

ARTICLE IX

MISCELLANEOUS

9.1 Expenses.

Except as otherwise specified in this Agreement, all Expenses shall be paid by the party incurring such costs and expenses.

9.2 Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

(a) if to the Company or the Company Preferred Stockholder, to:

7545 Irvine Center Dr.,

Ste 200, Irvine,

CA 92618

Attention: Tan Tran, Chief Executive Officer

E-mail: tan.tran@vemanti.com

with a copy to:

The Crone Law Group P.C.

420 Lexington Avenue, Suite 2446,

New York, NY 10170

Attention: Tammara Fort, Esq.

Email: tfort@cronelawgroup.com

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(b) if to Seller, to:

8 Burn Road

#05-02

Trivex

Singapore (369977)

Attention: Nguyen Van Hoang

Email: v.ceo@cloudhms.net

(c) If to the Shareholders to:

[redacted]

Attention: Nguyen Van Hoang

Email: v.ceo@cloudhms.net

120 Lower Delta Road

#02-05

Cendex Centre

Singapore (169208)

Attention: Nguyen Thi Van Trinh

Email: n.t.v.trinh@gmail.com

9.3 Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

9.4 Entire Agreement.

This Agreement, the Seller Disclosure Letter, and the Company Disclosure Letter constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

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9.5 Assignment.

This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Company (which consent may be granted or withheld in the sole discretion of the Company) and any such assignment or attempted assignment without such consent shall be null and void.

9.6 Amendment.

This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Parties that expressly references the Section of this Agreement to be amended; or (b) by a waiver in accordance with Section 9.7.

9.7 Waiver.

Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other Parties; (b) waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document delivered by the other Parties pursuant to this Agreement; or (c) waive compliance with any of the agreements of the other Parties or conditions to such obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. Any waiver of any term or condition hereof shall not be construed as a waiver of any subsequent breach or as a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

9.8 Third Parties.

Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for, or the benefit of, any Person that is not a Party or thereto or a successor or permitted assign of such a party, unless otherwise specified herein. Except for the provisions of Article VII relating to Indemnified Parties, this Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of the Seller, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

9.9 Specific Performance.

The Parties acknowledge and agree that the Parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any Party could not be adequately compensated by monetary damages alone and that the Parties would not have any adequate remedy at law. Accordingly, in addition to any other right or remedy to which any Party may be entitled, at law or in equity (including monetary damages), such party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement without posting any bond or other undertaking.

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9.10 Governing Law; Jurisdiction.

This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York applicable to contracts executed in and to be performed in that State without giving effect to any choice or conflict of law provision or rule. Each of the Parties hereby (a) submits to the exclusive jurisdiction of any federal or state court sitting in the State of New York for the purpose of any Action, directly or indirectly, arising out of, relating to, or in connection with this Agreement brought by any Party; (b) agrees that service of process will be validly effected by sending notice in accordance with Section 9.2; (c) irrevocably waives and releases, and agrees not to assert by way of motion, defense, or otherwise, in or with respect to any such Action, any claim, whether actual or potential, known or unknown, suspected or unsuspected, based upon past or future events, now existing or coming into existence in the future, that (i) such Action is not subject to the subject matter jurisdiction of at least one of the above-named courts; (ii) its property is exempt or immune from attachment or execution in the State of New York; (iii) such Action is brought in an inconvenient forum; (D) that the venue of such Action is improper; or (iv) this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts; and (d) agrees not to move to transfer any such Action to a court other than any of the above-named courts.

9.11 Waiver of Jury Trial.

Each of the Parties hereby irrevocably waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of, relating to, or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the Parties (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Action, seek to enforce that foregoing waiver; and (ii) acknowledges that it and the other Parties have been induced to enter into this Agreement and the transactions contemplated by this agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.11.

9.12 Counterparts.

This Agreement may be executed and delivered (including by facsimile or other electronic transmission, such as by electronic mail in “pdf” form) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

VEMANTI GROUP, INC.

By:	/s/ Tan Tran
Name:	Tan Tran
Title:	Chief Executive Officer

TAN TRAN

By:	/s/ Tan Tran
Name:	Tan Tran

VINHMS PTE. LTD.

By:	/s/ Nguyen Van Hoang
Name:	Nguyen Van Hoang
Title:	Director

SHAREHOLDERS:

NGUYEN VAN HOANG

By:	/s/ Nguyen Van Hoang
Name:	Nguyen Van Hoang

ASIAN STAR TRADING & INVESTMENT PTE. LTD.

By:	/s/ Nguyen Thi Van Trinh
Name:	Nguyen Thi Van Trinh
Title:	Director

[SIGNATURE PAGE TO SHARE EXCHANGE AGREEMENT]

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